EXHIBIT 99.1

CONTACT:	News Media	FOR IMMEDIATE DISTRIBUTION
	Colin Wheeler	August 3, 2009
(303) 927-2443
Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 927-2334	(303) 927-2397

MOLSON COORS REPORTS HIGHER SECOND QUARTER 2009 INCOME

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported strong income growth for the second quarter.  Net income attributable to Molson Coors increased 136.3 percent to $187.3 million for the second quarter, up from $79.4 million a year ago.  Underlying after-tax income(1) increased 20.6 percent to $205.4 million, or $1.11 per diluted share, up from $170.3 million, or $0.92 per diluted share a year ago.

Peter Swinburn, Molson Coors president and chief executive officer, said “Our Company is off to a solid start in the first half of this year, reflecting the benefit of our strong brands, strategic initiatives, and cost reduction programs.  In the second quarter, we again achieved positive pricing and local currency profit growth in each of our major markets, which helped offset the impact of lower volume, increased input costs and unfavorable currency movements.  While we expect the balance of 2009 to present challenges in the areas of competitive price discounting in Canada and cost inflation across our company, we are addressing these issues by staying focused on building strong brands, reducing costs, generating cash, and driving shareholder value.”

Second Quarter Highlights

Key operating and financial highlights for the Company’s fiscal second quarter ended June 28, 2009, compared to the fiscal second quarter ended June 29, 2008, include the following:

•                  Underlying after-tax income(1) increased 20.6 percent to $205.4 million, or $1.11 per diluted share, up from $170.3 million, or $0.92 per diluted share a year ago.  This earnings performance was driven by increased beer pricing and substantial cost reductions across the Company, which were partially offset by continuing unfavorable currency movements, cost inflation, and lower worldwide volume.

•                  Second quarter 2009 results include the impact of unfavorable foreign currency movements, which decreased total underlying pretax income approximately $21 million versus a year ago.

•                  Excluding the impact of foreign currency, the Company’s underlying income increased approximately 30 percent in the quarter.

•                  Molson Coors worldwide beer volume decreased 3.2 percent on a pro forma basis, due to poor weather in key geographies, a weak global economy, and the Company’s strategy in the U.K. to emphasize revenue growth over low-margin volume growth.

•                  Worldwide Coors Light volume grew 3 percent from a year ago.

The Company’s effective tax rate during the second quarter 2009 for income from continuing operations was 20 percent on a reported basis, and 22 percent on an underlying basis.  The Company estimates that its full-year 2009 effective tax rate will be in the range of 10 percent to 14 percent.

During the quarter, Molson Coors achieved an incremental $32 million of cost savings as part of its three-year, $250 million Resources for Growth (RFG) cost savings program.  Savings from the RFG program during the past 2 ½ years now total $229 million.  These cost savings include the company’s 42 percent share of RFG cost savings that were achieved by MillerCoors, which equaled $3 million in the second quarter.

MillerCoors achieved $60 million in synergies in the second quarter, largely due to the network optimization savings realized from moving production of Coors brands into former Miller breweries, continued realization of organizational savings, and savings in marketing investment.  Molson Coors’ 42 percent share of these synergies is $25 million.  Year-to-date, MillerCoors has delivered $110 million in synergies, and the Company now expects to achieve $260 million of cumulative synergies by the end of calendar 2009, surpassing its original commitment of $225 million.  While the timing of synergy delivery has accelerated, MillerCoors’ $500 million synergy goal is unchanged.

Molson Coors Brewing Company’s total worldwide beer volume was 13.533 million hectoliters in the quarter, 3.2 percent lower versus the prior year on a pro forma basis, as shown in Table 1 below.

Molson Coors Brewing Company

Table 1: 2009 Second Quarter Worldwide Beer Volume

(In Millions of Hectoliters)

	Thirteen Weeks Ended			Thirteen Weeks Ended
	June 28,	June 29,		June 28,	June 29,
	2009	2008	% Change	2009	2008	% Change
	Actual	Pro forma (1)		Actual	Actual
Financial Volume:	5.005	5.408	(7.5)%	5.005	13.679	(63.4)%
Royalty Volume:	0.077	0.067	14.9%	0.077	0.067	14.9%
Owned Volume:	5.082	5.475	(7.2)%	5.082	13.746	(63.0)%
Proportionate Share of Equity Investment
Sales-to-Retail:	8.451	8.509	(0.7)%	8.451	0.099	NM
Total Worldwide Beer Volume:	13.533	13.984	(3.2)%	13.533	13.845	(2.3)%

Notes:

NM = Not Meaningful

(1) Reflects the elimination of the U.S. segment volume reported for the 13 weeks ended June 29, 2008, and the addition of Molson Coors Brewing Company’s proportionate share of MillerCoors and Modelo Molson sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Business Segments

Following are the Company’s 2009 second quarter results by business segment:

Canada Business

Canada underlying pretax income in local currency grew 2 percent versus a year ago as a result of positive net pricing and the benefit of cost savings initiatives, which more than offset inflation impacts in the quarter.  On a reported basis, Canada underlying pretax income was $137.3 million in the second quarter, 11.0 percent lower than a year ago as local currency profit growth was offset by a 13 percent, or $18 million, year-over-year decline in the Canadian dollar versus the U.S. dollar.

Canada sales-to-retail (STRs) decreased 0.5 percent in the second quarter versus last year.  Strategic brands increased almost 2 percent, led by high-single-digit growth of Coors Light and solid growth by Rickard’s.  Molson Canadian declined at a mid-single-digit rate versus prior year.  Canada beer industry volumes increased an estimated 1.8 percent in the quarter.

Canada sales volume was 2.4 million hectoliters, down 2.9 percent versus 2008.  Comparable(2) net sales per hectoliter increased 2.6 percent in local currency, driven by front-line price increases in all major markets and improved sales mix, partially offset by promotional activity across Canada.

Cost of goods sold per hectoliter increased 1.7 percent on a comparable basis in local currency, due to a 2 ½ percent inflationary increase from commodities, packaging materials, distribution, and other input costs, and a 2 percent increase from overhead costs and ongoing product mix shifts.  Savings from cost reduction initiatives more than offset inflation and reduced cost of goods sold per hectoliter by 3 percentage points.

Comparable marketing, general and administrative expenses decreased approximately 1 percent in local currency, driven by lower overhead costs.

Other income increased $3.9 million due to foreign currency gains.

United States Business (MillerCoors)(3)

Molson Coors underlying U.S. segment pretax income increased 26.5 percent to $142.7 million in the second quarter due to strong underlying income growth by MillerCoors.  U.S. segment results include the Company’s 42 percent share of second quarter 2009 net income attributable to MillerCoors and various adjustments for the equity income calculation under U.S. GAAP, which are then compared to the year-earlier results reported by the legacy Coors business.

MillerCoors Operating and Financial Highlights (U.S. GAAP)

For the quarter, underlying net income attributable to MillerCoors, excluding special items, increased by 16.4 percent to $325.3 million versus the prior year pro forma quarter.  This earnings growth was driven by strong net revenue growth, cost management and continued synergy delivery.

In a soft beer market, MillerCoors domestic STRs were down 0.8 percent versus the prior year pro forma quarter due to a decline in Miller Lite STRs and softness in above premium brands, mostly offset by positive results in five of the six focus brands.  The six national focus brands increased STRs by 1.3 percent, led by Coors Light, MGD 64, and Keystone Light.  Domestic sales-to-wholesalers (STWs) declined 1.1 percent, driven by lower STRs and a slight reduction in distributor inventories.

MillerCoors total net sales increased by 1.6 percent to $2.14 billion versus the prior pro forma quarter.  Excluding contract brewing and company-owned distributor sales, net sales increased 1.7 percent to $2.00 billion.  Third-party contract brewing volumes declined 6.5 percent, though profits were in line with the prior year comparable quarter.

Pricing remained strong in the second quarter as domestic net sales per hectoliter, excluding contract brewing and company-owned distributor sales, increased by 3.0 percent based on 2008 price increases.

Though MillerCoors continues to realize supply-chain-related synergies and deliver savings from its cost leadership programs, cost of goods sold per hectoliter increased by 5.1 percent due to significant prior year hops sales, as well as increased brewing and packaging material costs this year, primarily glass, aluminum and barley.

For the quarter, marketing, general and administrative costs decreased by 10.8 percent, driven primarily by synergies and other cost savings.

Depreciation and amortization expense for MillerCoors in the second quarter was approximately $72 million, and additions to tangible and intangible assets totaled $120 million.

United Kingdom Business

The U.K. business reported underlying pretax income of $36.8 million in the second quarter, an increase of $15.3 million, or 70.1 percent, versus the same quarter last year.  These results include the impact of a 22 percent decline in the value of the British pound versus the U.S. dollar, which reduced underlying pretax income by approximately $10 million.  In local currency, the U.K. business underlying pretax earnings were up nearly 118 percent.  This solid quarterly performance was driven by positive results from the strategic actions our U.K. team has taken in the past year, including supplier negotiations leveraging our contract brewing arrangement and brand building efforts, which allowed us to forgo low-margin volume.

U.K. owned-brand volume decreased 12.4 percent during the quarter due to soft industry performance and the Company’s strategy to forgo low-margin volume.  The U.K. beer industry declined approximately 5 percent in the second quarter, reflecting a weak economy in that market.

In local currency, comparable U.K. net sales per hectoliter of owned products increased 19.8 percent, approximately three-quarters driven by higher net pricing in all channels, and the balance of the increase attributable to positive sales mix.

Comparable cost of goods sold per hectoliter of owned brands was virtually unchanged in local currency in the second quarter, reflecting higher input cost inflation and fixed cost de-leverage as a result of lower volumes, offset by favorable channel mix and cost-reduction savings.

Marketing, general and administrative expense increased 10.1 percent in local currency due to higher marketing and incentive compensation expenses in the second quarter.

Global Markets Business and Corporate

The underlying pretax loss for Global Markets and Corporate was $52.1 million, a 14.6 percent reduction versus the second quarter of 2008.

The Company’s Global Markets business grew volume more than 18 percent, on a small base, driven by the strength of Coors Light in China and Carling in Europe.  Marketing, general and administrative expense for Global Markets was $12.6 million in the quarter, an increase of $3.3 million versus a year ago.

Corporate general and administrative expense was $30.6 million in the second quarter, an increase of $4.7 million, driven by higher incentive compensation and project spending this year.

Corporate net interest expense was $22.0 million in the second quarter, a decrease of $7.9 million compared to a year ago, with approximately $4 million of this reduction attributable to foreign currency movements and nearly all the balance primarily due to BRI deconsolidation.  In the quarter, Corporate other expense of $8.9 million was driven by a one-time mark-to-market expense related to the Foster’s cash-settled total-return swap.

Special and Other One-Time Items

During the second quarter 2009, the Company reported net special charges of $7.1 million pretax, which was composed primarily of $5.7 million of costs associated with the Cobra brand acquisition and $1.1 million of restructuring costs in the U.K.

Other one-time items in the quarter included a $12.9 million non-cash mark-to-market expense in corporate other related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008, as well as $1.0 million to establish an environmental litigation reserve.

During the second quarter of 2009, MillerCoors reported special charges totaling $20.4 million, including a charge for pension curtailment and integration expenses.  This equates to $8.6 million at Molson Coors’ 42 percent economic ownership share.

These special and other one-time items have been excluded from underlying earnings in the second quarter 2009.

Discontinued Operations

The Company reports results associated with its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  In the second quarter, gains from small reductions in liabilities were offset by losses from foreign exchange.

2009 Second Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2009 second quarter results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on November 3, 2009.  The Company will also post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.  To calculate underlying income in the second quarter of 2009, the Company excluded one-time expenses, particularly related to MillerCoors, the Foster’s cash-settled total-return swap, and an environmental liability reserve, as well as net special charges of $7.1 million pretax.  For further details, please see the section “Special and Other One-Time Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.  All $ amounts are in U.S. Dollars.

(2)  Except where otherwise indicated, comparable Canada results exclude the deconsolidation of Brewers Retail Inc. in Ontario on March 1, 2009, and effects of forming MillerCoors in 2008.  Comparable results also exclude the year-over-year impact for beer sales to MillerCoors.  With the completion of the MillerCoors joint venture, the financial impact of our brand exports to the U.S. are no longer being treated as inter-company sales and eliminated upon consolidation of total Molson Coors results.  Sales volume for these U.S. exports is excluded from Canada results and is now reported by MillerCoors.

(3)  MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008.  Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method.  Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Income in MillerCoors.”  Historical period results have not been reclassified to conform to this presentation, so year-over-year comparisons of consolidated and U.S. segment volume, net sales, cost of goods sold, and marketing, general and administrative results are less meaningful.  For comparability, the parent companies of MillerCoors have provided a full income statement for second quarter 2009, along with pro forma results for the prior year period.  This release also includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors  and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 5).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company

Table 2:  2009 Second Quarter Underlying After-Tax Income

(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)

(In Millions of $US, Except Per Share Data)

(Note: Some numbers may not sum due to rounding.)

	2009 2nd Q	2008 2nd Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	187.3	91.8
Per diluted share:	$1.01	$0.49
Add back: Pretax special items - net	7.1	103.9
Add back: Environmental litigation reserve (1)	1.0	—
Add back: Loss related to the cash-settled total return swap (1)	12.9	—
Add back: Proportionate share of MillerCoors pretax special items - net (2)	8.6	—
(Minus): Tax effects related to special and other one-time items	(11.5)	(25.4)
Non-GAAP: Underlying after-tax income:	205.4	170.3
Per diluted share:	$1.11	$0.92

Notes:

(1) Included in Other Income (Expense)

(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company

Table 3:  2009 Second Quarter Underlying Pretax Income

(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)

(In Millions of $US)

(Note: Some numbers may not sum due to rounding.)

	Business				Total
	Canada	U.S.	U.K.	Global Markets and Corporate	Consolidated
U.S. GAAP: 2009 2nd Q Income (loss) from continuing operations before income taxes	$136.4	$134.1	$30.0	$(65.4)	$235.1
Add back/(Minus): Pretax special items - net	0.9	—	6.8	(0.6)	7.1
Add back: Environmental litigation reserve (1)	—	—	—	1.0	1.0
Add back: Gain related to the cash-settled total return swap (1)	—	—	—	12.9	12.9
Add back: Proportionate share of MillerCoors pretax special items - net (2)	—	8.6	—	—	8.6
Non-GAAP: 2009 2nd Q underlying pretax income (loss)	$137.3	$142.7	$36.8	$(52.1)	$264.7
Percent change 2009 2nd Q vs. 2008 2nd Q underlying pretax income (loss)	-11.0%	26.5%	70.1%	-14.6%	16.3%
U.S. GAAP: 2008 2nd Q Income (loss) from continuing operations before income taxes	$153.9	$35.4	$18.4	$(84.0)	$123.7
Add back: Pretax special items — net	0.5	77.3	3.1	23.0	103.9
Non-GAAP: 2008 2nd Q underlying pretax income (loss)	$154.4	$112.7	$21.5	$(61.0)	$227.6

Notes:

(1) Included in Other Income (Expense)

(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

MillerCoors LLC

Table 4:  2009 Second Quarter Underlying Net Income

(Net Income, Excluding Special Items)

(In Millions)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
		Pro Forma		Pro Forma
U.S. GAAP - Net Income attributable to MillerCoors LLC:	$304.9	$174.6	$510.9	$311.2
Add back: Special items, net	20.4	104.8	30.8	116.1
Non-GAAP - Underlying net income:	$325.3	$279.4	$541.7	$427.3

Pretax and after-tax underlying income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Molson Coors Brewing Company

Table 5:  Reconciliation of Net Income Attributable to MillerCoors to MCBC’s Equity Income in MillerCoors and Reconciliation to U.S. Segment Underlying Pretax Income

(In Millions)

(Note: Some numbers may not sum due to rounding.)

	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	June 28, 2009	June 28, 2009
MillerCoors Net Income	$304.9	$510.9
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$128.1	$214.6
Add: Accounting policy elections (1)	—	7.3
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	3.9	6.9
Add: Share-based compensation adjustment (3)	2.1	2.4
Equity Income in MillerCoors (reported)	$134.1	$231.2
Add: Proportionate share of MillerCoors special items (4)	8.6	12.9
(Minus): Accounting policy elections (1)	—	(7.3)
U.S. Segment Underlying Pretax Income (Non-GAAP)	$142.7	$236.8

Notes:

(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances.  These adjustments reflect the impact to our investment in MillerCoors, which is based upon our contributed assets and liabilities.

(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture.  MCBC’s investment basis in MillerCoors is less than our underlying equity (42%) in the total net assets of MillerCoors (contributed by both Coors and Miller) by approximately $644 million.  This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference.  For non-depreciable assets, such as goodwill, no adjustment will be recorded to the MillerCoors equity method income unless there is an impairment.

(3) The net adjustment is to record all stock-based compensation associated with preexisting equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and eliminate all stock-based compensation impacts related to preexisting SABMiller equity awards held by Miller employees now employed by MillerCoors.  The adjustment is to recognize the additional 58% of the stock-based compensation costs associated with those awards recognized and reported by MCBC’s U.S. business and eliminate all of the costs associated with equity awards to be settled in SABMiller equity.

(4) MillerCoors Q2 2009 Special Items of $20.4 million, multiplied by MCBC’s proportionate share of MillerCoors at 42%, equals $8.6 million. MillerCoors first half of 2009 Special Items of $30.8 million, multiplied by MCBC’s proportionate share of MillerCoors at 42%, equals $12.9 million.

Molson Coors Brewing Company and Subsidiaries

Table 6:  Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Volume in hectoliters	5.005	13.679	8.901	24.388

Sales	$1,160.4	$2,359.4	$1,984.6	$4,175.6
Excise taxes	(361.5)	(602.0)	(626.7)	(1,061.6)
Net Sales	798.9	1,757.4	1,357.9	3,114.0
Cost of goods sold	(432.6)	(1,033.6)	(778.7)	(1,868.6)
Gross profit	366.3	723.8	579.2	1,245.4
Marketing, general and administrative expenses	(230.0)	(463.2)	(412.6)	(899.8)
Special items, net	(7.1)	(103.9)	(17.3)	(111.2)
Equity income in MillerCoors	134.1	—	231.2	—
Operating income	263.3	156.7	380.5	234.4
Interest expense, net (1)	(19.9)	(27.0)	(39.8)	(54.8)
Debt extinguishment costs	—	—	—	(12.4)
Other expense, net	(8.3)	(6.0)	(26.8)	(1.4)
Income from continuing operations before income taxes	235.1	123.7	313.9	165.8
Income tax expense	(47.3)	(26.5)	(46.0)	(19.9)
Income from continuing operations	187.8	97.2	267.9	145.9
Loss from discontinued operations, net of tax	—	(12.4)	(3.9)	(21.4)
Net income	187.8	84.8	264.0	124.5
Less: Net income attributable to noncontrolling interests (2)	(0.5)	(5.4)	(1.0)	(10.8)
Net income attributable to MCBC	$187.3	$79.4	$263.0	$113.7

Basic income (loss) per share:
From continuing operations attributable to MCBC	$1.02	$0.50	$1.45	$0.75
From discontinued operations attributable to MCBC	—	(0.07)	(0.02)	(0.12)
Basic net income per share	$1.02	$0.43	$1.43	$0.63
Diluted income (loss) per share:
From continuing operations attributable to MCBC	$1.01	$0.49	$1.44	$0.73
From discontinued operations attributable to MCBC	—	(0.07)	(0.02)	(0.12)
Diluted net income per share	$1.01	$0.42	$1.42	$0.61

Weighted average shares - basic	184.2	182.4	184.0	181.7
Weighted average shares - diluted	185.4	186.0	185.2	185.0

Dividends per share	$0.24	$0.20	$0.44	$0.36

Amount attributable to MCBC
Income from continuing operations, net of tax	$187.3	$91.8	$266.9	$135.1
Loss from discontinued operations, net of tax	—	(12.4)	(3.9)	(21.4)
Net income attributable to MCBC	$187.3	$79.4	$263.0	$113.7

Notes:

(1) On December 29, 2008, we adopted Financial Accounting Standards Board Staff Position Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). This FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Upon adopting FSP APB 14-1, the provisions were retroactively applied. As a result, $3.9 million and $7.8 million of additional non-cash interest expense was recorded in the second quarter and first half of 2008, respectively. During the second quarter and first half of 2009, we recorded $4.1 million and $8.1 million of additional non-cash interest expense, respectively.

(2) On December 29, 2008, MCBC adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51,” the provisions of which, among others, require that minority interests be renamed noncontrolling interests and that consolidated net income (loss) includes the amounts attributable to such noncontrolling interests for all periods presented.

Molson Coors Brewing Company and Subsidiaries

Table 7:  Canada Segment Results of Operations

(In Millions)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Volume in hectoliters	2.402	2.475	4.165	4.242

Sales	$614.3	$695.5	$1,036.1	$1,195.3
Excise taxes	(143.3)	(162.9)	(240.4)	(279.1)
Net sales	471.0	532.6	795.7	916.2
Cost of goods sold	(231.1)	(258.5)	(418.5)	(474.7)
Gross profit	239.9	274.1	377.2	441.5
Marketing, general and administrative expenses	(103.8)	(117.1)	(187.3)	(223.7)
Special items, net	(0.9)	(0.5)	(9.0)	(1.9)
Operating income	135.2	156.5	180.9	215.9
Other income (expense), net	1.2	(2.6)	5.5	0.7
Earnings before income taxes	$136.4	$153.9	$186.4	$216.6

Molson Coors Brewing Company and Subsidiaries

Table 8:  United States Segment Results of Operations

(In Millions)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2009(1)	June 29, 2008	June 28, 2009(1)	June 29, 2008

Volume in hectoliters	—	8.271	—	14.779

Sales	$—	$970.3	$—	$1,721.7
Excise taxes	—	(128.5)	—	(229.9)
Net sales	—	841.8	—	1,491.8
Cost of goods sold	—	(514.4)	—	(907.3)
Gross profit	—	327.4	—	584.5
Marketing, general and administrative expenses	—	(214.6)	—	(412.2)
Special items, net	—	(77.3)	—	(69.3)
Equity income in MillerCoors	134.1	—	231.2	—
Operating income	134.1	35.5	231.2	103.0
Other (expense) income, net	—	(0.1)	—	2.3
Earnings before income taxes	$134.1	$35.4	$231.2	$105.3

Notes:

(1) Reflects the formation of MillerCoors on July 1, 2008.  Prior periods reflect results of the Company’s pre-existing U.S. operations.

Molson Coors Brewing Company and Subsidiaries

Table 9:  United Kingdom Segment Results of Operations

(In Millions)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Volume in hectoliters	2.475	2.824	4.496	5.170

Sales	$526.1	$676.1	$912.4	$1,227.4
Excise taxes	(216.4)	(309.0)	(383.3)	(549.8)
Net sales	309.7	367.1	529.1	677.6
Cost of goods sold	(191.5)	(251.6)	(341.4)	(470.6)
Gross profit	118.2	115.5	187.7	207.0
Marketing, general and administrative expenses	(82.9)	(96.4)	(149.9)	(191.5)
Special items, net	(6.8)	(3.1)	(7.7)	(5.2)
Operating income	28.5	16.0	30.1	10.3
Interest income, net	2.1	2.9	4.1	5.7
Other expense, net	(0.6)	(0.5)	(1.6)	(1.7)
Earnings before income taxes	$30.0	$18.4	$32.6	$14.3

Molson Coors Brewing Company and Subsidiaries

Table 10:  Global Markets and Corporate Results of Operations

(In Millions)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Volume in hectoliters	0.128	0.109	0.240	0.197

Sales	$20.0	$17.6	$36.1	$31.3
Excise taxes	(1.8)	(1.7)	(3.0)	(2.9)
Net sales	18.2	15.9	33.1	28.4
Cost of goods sold	(10.0)	(9.1)	(18.8)	(16.0)
Gross profit	8.2	6.8	14.3	12.4
Marketing, general and administrative expenses	(43.3)	(35.1)	(75.4)	(72.4)
Special items, net	0.6	(23.0)	(0.6)	(34.8)
Operating loss	(34.5)	(51.3)	(61.7)	(94.8)
Interest expense, net	(22.0)	(29.9)	(43.9)	(60.5)
Debt extinguishment costs	—	—	—	(12.4)
Other expense, net	(8.9)	(2.8)	(30.7)	(2.7)
Loss before income taxes	$(65.4)	$(84.0)	$(136.3)	$(170.4)

MillerCoors LLC (1)

Table 11:  Results of Operations

(In Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	Actual	Pro Forma	Actual	Pro Forma

Volume in hectoliters	22.938	23.326	41.360	42.117

Sales	$2,499.4	$2,469.7	$4,505.1	$4,416.8
Excise taxes	(362.7)	(365.7)	(652.5)	(660.4)
Net sales	2,136.7	2,104.0	3,852.6	3,756.4
Cost of goods sold	(1,302.3)	(1,259.8)	(2,352.2)	(2,276.8)
Gross profit	834.4	844.2	1,500.4	1,479.6
Marketing, general and administrative expenses	(500.6)	(561.2)	(942.4)	(1,047.1)
Special items, net	(20.4)	(104.8)	(30.8)	(116.1)
Operating income	313.4	178.2	527.2	316.4
Other (expense) income, net	(0.2)	2.2	(0.7)	4.8
Income from continuing operations before income taxes	313.2	180.4	526.5	321.2
Income tax expense	(2.5)	—	(4.6)	—
Income from continuing operations	310.7	180.4	521.9	321.2
Less: Net income attributable to noncontrolling interests	(5.8)	(5.8)	(11.0)	(10.0)
Net income attributable to MillerCoors LLC	$304.9	$174.6	$510.9	$311.2

Notes:

(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors.  See Table 5 in the release for a reconciliation from MillerCoors net income to Molson Coors equity income in MillerCoors.

Molson Coors Brewing Company and Subsidiaries

Table 12:  Condensed Consolidated Balance Sheets

(In Millions)

(Unaudited)

	As of
	June 28, 2009	December 28, 2008
Assets

Cash and cash equivalents	$296.2	$216.2
Receivables, net	732.2	635.4
Inventories, net	234.4	192.1
Other, net	70.5	63.4
Total current assets	1,333.3	1,107.1

Properties, net	1,242.3	1,301.9
Goodwill and intangibles, net	5,618.2	5,221.4
Investment in MillerCoors	2,557.9	2,418.7
Other	294.5	337.5
Total assets	$11,046.2	$10,386.6

Liabilities and equity

Accounts payable	$156.7	$170.5
Accrued expenses and other	941.7	815.5
Short-term borrowings and current portion of long-term debt	0.1	0.1
Total current liabilities	1,098.5	986.1

Long-term debt	1,628.6	1,752.0
Pension and post-retirement benefits	492.8	581.0
Other	1,132.0	1,028.1
Total liabilities	4,351.9	4,347.2

Total MCBC stockholders’ equity	6,680.1	6,055.4
Noncontrolling interests	14.2	(16.0)
Total equity	6,694.3	6,039.4
Total liabilities and equity	$11,046.2	$10,386.6

Molson Coors Brewing Company and Subsidiaries

Table 13:  Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Twenty-six Weeks Ended
	June 28, 2009	June 29, 2008

Cash flows from operating activities:
Net income	$264.0	$124.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88.8	167.2
Equity income in MillerCoors	(231.2)	—
Distributions from MillerCoors	250.3	—
Change in working capital and other, net	(19.4)	(131.1)
Net cash provided by operating activities	352.5	160.6

Cash flows from investing activities:
Additions to properties and intangible assets	(45.2)	(136.4)
Proceeds from sales of assets and businesses, net	2.6	33.5
Acquisition of businesses	(19.6)	—
Investment in MillerCoors, net	(119.3)	—
Other, net	(28.8)	8.6
Net cash used in investing activities	(210.3)	(94.3)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	13.4	45.9
Dividends paid	(81.4)	(65.5)
Net repayments of debt	(0.3)	(147.6)
Other	6.3	9.3
Net cash used in financing activities	(62.0)	(157.9)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	80.2	(91.6)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.2)	(1.0)
Balance at beginning of year	216.2	377.0
Balance at end of period	$296.2	$284.4